Exhibit 2.1






                    STOCK PURCHASE AGREEMENT



                             BETWEEN


               JAMES W. AMYX and KIMBERLY K. BROWN


                               AND

                   ENNIS BUSINESS FORMS, INC.,
                       a Texas corporation







              -------------------------------------
                Effective as of November 14, 2002

             --------------------------------------


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                        TABLE OF CONTENTS

                                                             Page
ARTICLE I PURCHASE AND SALE                                   1
     1.01  Stock Purchase                                     1
     1.02  Purchase Price                                     1
     1.03  Earn-Out                                           2

ARTICLE II CLOSING                                            2
     2.01  Place and Time                                     2
     2.02  Delivery of Documents                              2

ARTICLE III REPRESENTATIONS AND WARRANTIES OF SELLERS         2
     3.01  Organization                                       2
     3.02  No Conflict                                        3
     3.03  Stock; Capitalization                              3
     3.04  Financial Statements                               3
     3.05  Undisclosed Liabilities                            4
     3.06  Absence of Changes                                 4
     3.07  Tax Matters                                        4
     3.08  Condition and Title to the Assets                  5
     3.09  Insurance                                          6
     3.10  Compliance with Laws                               6
     3.11  Litigation and Claims                              6
     3.12  Contracts and Consents                             6
     3.13  Intangible Assets                                  7
     3.14  Environmental Protection                           7
     3.15  Major Suppliers and Customers                      7
     3.16  No Conflict                                        7
     3.17  Labor Relations                                    8
     3.18  Employees                                          8
     3.19  Inventory                                          8
     3.20  Receivables                                        8
     3.21  Real Property                                      9
     3.22  Subsidiaries and Investments                       9
     3.23  Records                                           10
     3.24  Transactions With Related Parties                 10
     3.25  Warranties                                        10
     3.26  Employee Benefits                                 10
     3.27  Disclosure                                        12

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER       12
     4.01  Organization and Authorization                    12
     4.02  No Conflict                                       12

ARTICLE V COVENANTS                                          13
     5.01  Conduct of Business                               13

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     5.02  Confidential Information                          14

     5.03  Non-Competition and Non-Solicitation              14
     5.04  Brokerage Fees                                    14
     5.05  Exclusivity                                       14
     5.06  Access and Information                            14
     5.07  Audit                                             15
     5.08  Expenses                                          15

ARTICLE VI CONDITIONS TO PURCHASER'S OBLIGATIONS             15
     6.01  Obligations of Purchaser                          15

ARTICLE VII CONDITIONS TO SELLERS' OBLIGATIONS               16
     7.01  Obligations of Sellers                            16

ARTICLE VIII TERMINATION PRIOR TO CLOSING                    17
     8.01  Termination of Agreement                          17
     8.02  Termination of Obligations                        17

ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND
           INDEMNIFICATION                                   17
     9.01  Survival of Representations and Warranties        17
     9.02  Obligations of Sellers                            18
     9.03  Obligations of Purchaser                          18
     9.04  Notice of Loss or Asserted Liability              19
     9.05  Third Party Claims                                19
     9.06  Disputes with Customers or Suppliers              19
     9.07  Release of Escrow Fund to Purchaser               19
     9.08  Return of Escrow Fund to Purchaser                20
     9.09  Waiver and Release                                20
     9.10  Remedies Not Exclusive                            20

ARTICLE X CONDITIONS SUBSEQUENT TO CLOSING                   20
     10.01 Obligations of Purchaser                          20
     10.02 Obligations of Purchaser and Sellers              22

ARTICLE XI MISCELLANEOUS                                     22
     11.01 Entire Agreement                                  22
     11.02 Parties Bound by Agreement;
             Successors and Assigns                          22
     11.03 Counterparts                                      22
     11.04 Headings                                          22
     11.05 Knowledge                                         22
     11.06 Stock Transfer Taxes                              22
     11.07 Notices                                           23
     11.08 Public Disclosure                                 23
     11.09 Governing Law                                     23

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                    STOCK PURCHASE AGREEMENT


     THIS AGREEMENT ("Agreement"), dated November 13, 2002, and effective as of November 14, 2002, among James W. Amyx, a resident of Tolar, Texas, and Kimberly K. Brown, a resident of Columbus, Kansas (collectively, "Sellers"), and Ennis Business Forms, Inc., a Texas corporation ("Purchaser").

     WHEREAS,  Sellers own all of the capital stock (the "Stock")
of   Calibrated  Forms  Co.,  Inc.,  a  Kansas  corporation  (the
"Company"), engaged in the wholesale manufacturing of business forms; and

     WHEREAS, Purchaser desires to acquire all of the Stock from Sellers on the terms and conditions set forth below.

     NOW,  THEREFORE,  in consideration of the premises  and  the
covenants   contained  herein,  and  other  good   and   valuable
consideration,  the  receipt  and  sufficiency   of   which   are
acknowledged, the parties hereby agree as follows:

                            ARTICLE I
                        PURCHASE AND SALE
                        -----------------

      1.01 Stock Purchase. Subject to the terms and conditions set forth below, Purchaser shall purchase from Sellers at closing ("Closing") all of the Stock. At Closing, the Company shall own the following assets (the "Assets"), free and clear of all liens, claims, encumbrances and security interests:

           (a)All   products,  supplies,  inventory,   contracts,
     accounts, receivables, deposits, cash and prepaid expenses.

           (b)All customer lists, computer software, licenses, patents, trademarks and trade names, the corporate name of the Company, inventions, trade secrets, confidential information and proprietary technology used in the Company's business.

           (c)All furniture, fixtures, machinery and equipment, real estate and buildings, leasehold improvements and other personal property used in the Company's business, except for excluded personal property set forth on Schedule 1.01(c) prepared by, and acceptable to, Purchaser and Sellers.


     1.02 Purchase Price. The purchase price ("Purchase Price") of the Stock is $22,000,000.00, less the excluded liabilities set forth on Schedule 1.02 prepared by, and acceptable to, Purchaser and Sellers (the "Excluded Liabilities"). The Purchase Price will be paid at Closing by

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delivery  to  Sellers  of  Purchaser's Promissory  Notes  in  the
aggregate  amount  of  $14,804,940.46  ($22,000,000.00  less  the
Excluded Liabilities), with interest at the rate of 3.75% per annum, to be paid on January 3, 2003. Purchaser shall not have the right to prepay all or any portion of the Promissory Notes.

     1.03 Earn-Out. As additional consideration, Sellers shall receive an earn-out commencing upon completion of Purchaser's 2003 fiscal year calculated on the basis of 50% of the amount, if any, of the Company's EBITDA (excluding earnings from post-closing mergers and acquisitions of the Company) in excess of $6,300,000 for each fiscal year of Purchaser, up to the aggregate amount of $3,000,000. The earn-out shall be paid to Sellers within 90 days of the end of each of Purchaser's fiscal years commencing with its 2003 fiscal year, and shall be allocated as follows: 50% to James W. Amyx and 50% to Kimberly K. Brown. It shall be a condition precedent to the obligation of Purchaser to make any earn-out payment that one of Sellers, who shall be acceptable to Purchaser, shall have been employed as General Manager of the Company on a full-time basis during the entire fiscal year for which the earn-out is paid. The earn-out payable to Sellers prior to the Expiration Date, as defined in the escrow agreement (the "Escrow Agreement"), among the parties and the escrow agent, shall be deposited in escrow with the escrow agent to be administered in accordance with the terms and provisions of the Escrow Agreement.

                           ARTICLE II
                             CLOSING
                             -------

     2.01 Place and Time. Closing shall take place at the offices of Kirkpatrick & Lockhart, LLP, 2828 N. Harwood Street,
Suite  1800,  Dallas, Texas, on November 13, 2002 at 10:00  a.m.,
Dallas, Texas time.

     2.02 Delivery of Documents. At Closing, Purchaser shall deliver to Sellers the Promissory Notes referenced in Section 1.02, and Sellers shall deliver to Purchaser certificates representing all of the Stock, duly endorsed or accompanied by stock transfer powers duly executed in like manner, with signatures guaranteed by a national bank or member firm of the New York Stock Exchange, or a duly executed and notarized affidavit of lost certificate, in form and substance acceptable to Purchaser. Sellers shall also deliver to Purchaser at Closing copies of all minute books, stock transfer records, income tax filings and returns, correspondence, files and records pertaining to the business and operations of the Company.


                           ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLERS
            -----------------------------------------

     Sellers, jointly and severally, represent and warrant to Purchaser as follows:

     3.01 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Kansas and has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly

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qualified  and in good standing in the State of Kansas and  every other state (if any) in which the conduct of its businesses or the ownership of its properties and assets requires it to be so
qualified.   Sellers  have  the  right,  power  and  capacity  to
execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Sellers and constitutes the legal, valid and binding obligation of Sellers, enforceable in accordance with its terms.

     3.02 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated will (a) result in the breach, violation or contravention of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of (i) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which Sellers are a party or by which any of them is bound or to which any of their assets is subject, (ii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which Sellers or any of their assets is subject or by which Sellers are bound or (iii) any statute, rule or regulation or other law applicable to Sellers,
(b) result in the creation of any pledge, lien, encumbrance or security interest upon any of its assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

     3.03 Stock; Capitalization. The authorized capital stock of the Company consists of 500 shares of common stock, $.50 par value per share, of which 200 shares are issued and outstanding, and 600 shares of preferred stock, $1,000.00 par value per share, all of which are held in the Company's treasury. The Stock constitutes all of the issued and outstanding shares of capital stock of the Company. All of the Stock is owned of record, legally, beneficially and exclusively by Sellers. Sellers hold the exclusive right and power to vote the Stock. The Stock is free and clear of any and all adverse claims. No legend or other reference to any adverse claims appears upon any certificate representing the Stock, except pursuant to applicable securities law. Upon delivery of the Stock under this Agreement, Purchaser will acquire good and valid legal and exclusive title to the Stock, free and clear of any adverse claims. The Stock is validly issued, fully paid and nonassessable. The Stock was issued in compliance with all applicable federal and state securities laws and is not subject to preemptive rights. The stock transfer records of the Company are correct and complete and all certificates representing Stock which is not outstanding and owned by Sellers have been cancelled and placed in the stock transfer records. Schedule 3.03 identifies all outstanding guarantees, letters of credit, performance bonds, assurance bonds, surety agreements, indemnity agreements and any other legally binding forms of assurance or guaranty in connection with the business of the Company, whether or not issued by the Company or Sellers.

     3.04 Financial Statements. Sellers have provided Purchaser with true and correct copies of the Company's unaudited financial statements for the three years ended July 31, 2002 (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company, are true and correct in all material respects and present fairly the Company's financial position and results of operations as of their respective dates and for the respective periods.

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     3.05   Undisclosed  Liabilities.  Except  as  set  forth  on
Schedule  3.05,  the  Company has no liabilities  except:   those
reflected or reserved against on the Company's July 31, 2002 balance sheet ("Balance Sheet") in the amounts identified on the Balance Sheet and those of the same nature as those set forth on the Balance Sheet that have arisen in the ordinary course of business of the Company after the Balance Sheet date, none of which is materially different in amount as reflected in the
Financial Statements ("Post-Financial Statement Liabilities"). All Post-Balance Sheet liabilities are consistent in amount and
character  with  past practice and experience.   No  Post-Balance
Sheet liability has had or will have an adverse effect on the business of the Company, financial condition or prospects of the Company. No Post-Balance Sheet liability is a result of a breach of contract or warranty, a tort or infringement, or violation of any property rights or legal requirements.

     3.06   Absence of Changes.  Except as disclosed on  Schedule
3.06, since July 31, 2002, none of the following has occurred:

           (a)Any change in the financial condition, assets, liabilities, business, prospects, or operations, other than changes in the ordinary course of business or changes affecting the economy or industry as a whole, which in the aggregate would have a material adverse effect on the Company;

           (b)Any material damage, destruction, or loss, whether or not covered by insurance, of the Company;

           (c)Any event or condition that could materially and adversely affect the Company or its business, operations, properties or prospects; or

           (d)Any  receipt  of notice (formal or informal),  that
     any  supplier  or customer has taken or contemplates  taking
     any   steps  that  could  disrupt  the  Company's   business
     relationship with the supplier or customer.

     3.07  Tax Matters.

           (a)Sellers have furnished to Purchaser true, correct, and complete copies of all annual federal, state and local tax returns that the Company has filed during the past three
     (3)  years and all quarterly and monthly sales and  use  tax returns filed for the Company during the past six (6) months. Except as disclosed on Schedule 3.07(a), none of the Company's tax returns have been audited by any taxing authority during the past five (5) years, and the Company has not received any notice of deficiency or other adjustment from any taxing authority that is unresolved as of Closing. Except as described on Schedule 3.07(a), no audit or examination, claim or proposed assessment by any taxing authority is pending or, threatened against the Company or any portion of its business.

           (b)Except  as  disclosed  on  Schedule  3.07(b),   the
     Company has withheld or collected from each payment made to

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     each  of  its  employees the amount of all taxes  (including federal income taxes, Federal Insurance Contributions Act ("FICA") taxes, and state and local income, payroll, and wage taxes, among others) required to be withheld or collected. The Company has paid or made provision for the
     same   to   the   proper  tax  depositories  or   collecting
     authorities.   All  ad  valorem  and  other  property  taxes
     imposed on Sellers, or that may become a lien on the Company, and that are due and payable have been paid in full, and all ad valorem taxes paid with respect to the Company for 2000, 2001 and 2002 are listed on Schedule 3.07(b).

           (c)All of the Company's federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under IRC
     Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the tax liability of any other person, due and owing has been paid.


           (d)Except  as  disclosed  on  Schedule  3.07(d),   the
     Company is not a party to any income tax allocation or sharing agreement. The Company has not filed a consent under IRC Section 341(f) concerning collapsible corporations. The Company has not made any payment, nor is it obligated to make any payment, nor is it a party to any agreement that under any circumstances could obligate it to make any payment, that will not be deductible under IRC Sections 280G or 162(m). Other than the current affiliated group of Sellers and the Company, the Company has not been a member of an affiliated group during any part of any consolidated return year in which any other corporation was also a member of such group. The Company is not and has not been during the applicable period specified in IRC Section 897(c)(1)(A)(ii) a United States real property holding corporation as defined in IRC Section 897(c)(2). No member of the Selling Group has any losses subject to the limitations of IRC Section 382. The Company has not, nor within the five-year period preceding Closing has the Company been, an "S" corporation.

           (e)Sellers and the Company do not constitute an affiliated group within the meaning of Section 1504 of the IRC.

     3.08 Condition and Title to the Assets. Except as specified in Schedule 3.08, (i) the Assets are in good condition and repair, ordinary wear and tear excepted, (ii) the present use and location of the Assets conform with all applicable laws, ordinances, and regulations of all federal, state, and local governmental agencies, and (iii) the Company has not received notice of any breach or violation of any such laws, ordinances, or regulations. At Closing, the Company will have good and marketable title to the Assets, free and clear of all liens, claims and encumbrances.

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     3.09  Insurance.  Schedule 3.09 lists all insurance policies held by the Company and now in force relating to the Company.

     3.10  Compliance with Laws.

           (a)The Company has complied and are in compliance with all laws, regulations, and orders applicable to the Company, and have obtained all permits, licenses, orders, and approvals of federal, state, and local governmental and regulatory bodies that are required for it to own, maintain, and operate its business; (ii) no threat of cancellation, modification, or non-renewal of any such permits, licenses, orders, or approvals is pending, nor does any basis exist for cancellation, modification, or non-renewal; (iii) except as otherwise set forth on Schedule 3.10(a), the Company is not currently in violation or default of any such permit, license, order, or approval and the present uses of the Company does not violate any law, regulation, or order; and
     (iv) except as disclosed in Schedule 3.10(a), the Company does not have or need governmental permits or licenses to transact its business as currently conducted and, except as listed on Schedule 3.10(a), none of the permits or licenses that the Company hold will be adversely affected in any way by reason of this Agreement or the consummation of the transactions contemplated here, including assignment of the permits and licenses to Purchaser. No governmental authority has issued or threatened any notice or warning with respect to any failure or alleged failure of the Company to comply with any law, regulation or order.

           (b)Except as set forth in Schedule 3.10(b), no consent or approval of, prior filing with, notice to, or other action by, any governmental body or agency is required for the Company to execute and deliver this Agreement or any assignment, agreement, or other instrument to be executed and delivered pursuant to this Agreement by or to consummate the transactions provided for here.

     3.11 Litigation and Claims. No judgments, orders, writs, decrees, injunctions, or quasi judicial or administrative decisions are outstanding to which the Company or its properties are subject. Except as disclosed on Schedule 3.11, no litigation, claim, action, suit, investigation, or proceeding is pending or has been filed at any time since January 1, 2002, or threatened against or relating to the Company or the Assets. Except as disclosed on Schedule 3.11, the Company has no "loss contingencies" (as defined in Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5 ("FASB 5")), that FASB 5 would require to be disclosed or accrued in the Company's Financial Statements if they were prepared when this representation and warranty is made or deemed made.

     3.12 Contracts and Consents. Schedule 3.12 lists each material written or oral agreements (the "Company Contracts") related to or affecting the Assets. Copies of all the Company Contracts have been made available to Purchaser. No party is in breach or default of any Company Contract, nor does any basis for any claim of breach or default, whether upon the passage of time,

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giving  notice,  or otherwise with regard to the foregoing  exist with respect to any party to any Company Contract. Except as set forth on Schedule 3.12, no Company Contract has been modified or amended, and the Company has not received any notice of any proposed modification or amendment. Sellers shall have obtained
all  required  consents  or approvals  by  other  parties.   Each
Company Contract is a valid, legal, and binding agreement of its parties, enforceable in accordance with its terms.

     3.13 Intangible Assets. Schedule 3.13 lists all inventions, licenses, trademarks, service marks, trade names, service names, copyrights, know-how, patents, and related registrations and applications owned by, registered in the name of, or used in connection with the Company's business, or for which application has been made. There are no pending or threatened infringement claims against the Company by any person with respect to any of the items listed on Schedule 3.13, nor has any such item been declared invalid or been limited by any court or agreement. The intangible assets will afford Purchaser at all times after Closing the rights to use all technology, proprietary information, know-how or patented ideas, designs, inventions, trademarks, copyrights, trade names and service marks owned by the Company or others necessary for the conduct of the Company as presently being conducted. The use of these intangible assets will not and, the conduct of the Company as presently conducted does not, infringe on the intellectual property rights of any other person.

     3.14 Environmental Protection. The Company has obtained all permits, licenses, and other authorizations and filed all notices that it is required to obtain or file to operate its business under federal, state, and local environmental protection laws. Permits, licenses, and authorizations for 2000, 2001 and 2002 are listed on Schedule 3.14. The Company is in compliance with  all  terms  and  conditions of its permits,  licenses,  and authorizations. The Company is in compliance with all other applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in those laws or in any law, regulation, code, plan, order, decree, judgment, notice, or demand letter issued, entered, promulgated, or approved under those laws. Except as disclosed on Schedule 3.14, no past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans could interfere with or prevent continued compliance, or could give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit, proceeding, hearing, or investigation, based on or related to the Company's manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, runoff, release, or threatened release into the environment, of any pollutant, contaminant, hazardous or toxic material, waste, water, effluent, or other substance.

     3.15 Major Suppliers and Customers. Schedule 3.15 lists each supplier of goods or services and each customer to whom the Company paid or billed more than $50,000 during 2002 and the total amount paid or billed during 2002. Except as set forth on
Schedule 3.15, the Company has no dispute with any supplier or customer and have received no notice (formal or informal) that any supplier or customer has taken or contemplates taking any steps that could disrupt Sellers' business relationship with a supplier or customer.

     3.16 No Conflict. Except as set forth on Schedule 3.16, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein except for the contracts and lease for which consents or approvals to the assignment are to be delivered at Closing, will (a) result in the violation of the Articles or Bylaws of the Company, result in the breach, violation or contravention of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of
(i) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which the Company is a party or by which any of them is bound or to which any of their assets is subject, (ii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which Sellers or any of their assets are subject or by which the Company is bound or (iii) any statute, rule or regulation or other law applicable to the Company, (b) result in the creation of any pledge, lien, encumbrance or security interest upon any of their assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.

     3.17   Labor Relations.  Except to the extent set  forth  in
Schedule 3.17, the Company is not subject to any collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours, and occupational safety and health, and is not engaged in any unfair labor practice within the meaning of National Labor Relations Act (section) 8.

     3.18 Employees. Schedule 3.18 discloses all compensation (including wages, salaries, severance, commissions and actual or anticipated bonuses) and describes other benefits paid or provided to each of the Company's employees, consultants, agents, representatives or independent contractors for 2000, 2001 and 2002. No unpaid compensation, other than recurring salary or compensation pursuant to the Company's existing employment agreements or bonus, commissions, incentive compensation, or profit-sharing arrangements or deferred compensation plans or severance compensation is payable to any officers, directors, or employees. No vacation or sick leave is accrued or payable for any employee, except as specified in Schedule 3.18. No employee is subject to any non-competition or non-solicitation agreement which would prevent Purchaser from hiring such employee.

     3.19 Inventory. All of the inventory owned by the Company is valued on the books and records of the Company and in the Financial Statements at lower of cost or market. All inventory is accounted for using the FIFO basis of accounting in accordance with generally accepted accounting. All of the raw materials and work-in-process inventory of the Company can reasonably be expected to be utilized in the ordinary course of business within a reasonable period of time. Except as reserved in the Financial Statements, none of the Company's inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others. The quantities of each item of inventory are not excessive, but are reasonable in the present circumstances of the Company. All of the Company's inventory is located at the Company's premises.

     3.20 Receivables. Schedule 3.20 identifies each trade or other account receivable of the Company ("Receivable") outstanding as of July 31, 2002 on an aged basis by account debtor. All Receivables arose from bona fide sale transactions. No portion of any Receivable is subject to any counterclaim, defense or set-off, or is otherwise in dispute. Except to the extent of the recorded reserve for doubtful accounts specified in the Financial Statements, all of the Receivables are collectible in the ordinary course of business and will be fully collected without setoff within 90 days after having been created using commercially reasonable efforts (excluding litigation and assignment to a collection agency).

     3.21 Real Property. Schedule 3.21 discloses and summarizes all real properties currently owned by the Company (collectively, the "Real Property") and identifies the record title holder of all Real Property. Schedule 3.21 separately identifies all real property previously owned, used or leased by the Company or in which the Company had an interest. The Company has good and marketable fee simple title to all Real Property shown as owned by it on Schedule 3.21, free and clear of all Encumbrances. The Company has the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the leasehold interest. Copies of all title insurance policies written in favor of the Company, and all surveys, deeds, opinions and abstracts relating to the Real Property have been delivered to Purchaser. All structures and other improvements on all Real Property owned by the Company are within the lot lines and do not encroach on the properties of any other person. The use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision laws, environmental laws and other legal requirements and all restrictive covenants and restrictions and conditions affecting title. No portion of any Real Property is located in a flood plain, flood hazard area or designated wetlands area. The Company has not received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any governmental body, insurance company or board of fire underwriters or other body exercising similar functions that (i) relates to violations of building, safety or fire ordinances or regulations, (ii) claims any defect or deficiency with respect to any Real Property or (iii) requests the performance of any repairs, alterations or other work to or in any Real Property or in any streets bounding the Real Property. Each parcel of Real Property owned by the Company is considered a separate parcel of land for taxing and conveyancing purposes. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the Real Property are available to the Real Property and enter the boundaries of the Real Property through adjoining public streets, easements or rights-of-way of record in favor of the Company. These public utilities are all connected according to valid permits, are all in good working order and are adequate to service the operations on the Real Property as currently conducted and permit full compliance with all legal requirements. The Company has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of the Company. All Real Property used by the Company has access to a publicly-opened street. There exists no outstanding option, right of first refusal or other contractual right to purchase, sell, assign or dispose of any owned Real Property. The Company has all certificates of occupancy and governmental approvals necessary for current and continued use and operation of the Real Property. The Company does not lease any Real Estate.

     3.22  Subsidiaries and Investments.  Except as set forth  on
Schedule 3.22, the Company does not own, nor has it ever owned, any equity interest in any corporation, partnership, limited liability company, joint venture or other entity.

     3.23 Records. The books of account and related records of the Company reflect accurately and in detail its assets, liabilities, revenues, expenses and other transactions. The books of account of the Company have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors of the Company, and committees of the Board of Directors of the Company. No meeting of stockholders, the Board of Directors of the Company, and committees of the Board of Directors of the Company has been held for which minutes have not been prepared and are not contained in the minute books of the Company. All minute books of the Company have been made available to Purchaser and, at Closing, will be in the possession of the Company.

     3.24 Transactions With Related Parties. No Seller, executive officer or director (a "Related Party") is or has been for the past three years a party to any transaction, agreement or understanding with the Company except for arrangements disclosed on Schedule 3.24. Schedule 3.24 separately identifies all services that Seller or one or more Seller affiliates provide to the Company, all assets that Seller or a Seller affiliate owns or leases that are used by the Company and all outstanding liabilities of Seller and its other affiliates that are related to the business of the Company. Schedule 3.24 separately discloses all cash dividends from the Company since the Balance Sheet Date. No Related Party uses any assets of the Company except directly in connection with the business of the Company. No Related Party owns any asset used in the business of the Company. No Related Party has any claim of any nature, including any inchoate claim, against the Company, and the Company has no claim of any nature, including any inchoate claim, against any Related Party. No Related Party directly or indirectly owns or is engaged in any business that competes directly or indirectly with the Company. Except as disclosed on Schedule 3.24 or as otherwise expressly provided by this Agreement or by any other agreement, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from the Company with respect to facts, circumstances or events existing or occurring on or before Closing, and (ii) the Company will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party with respect to facts, circumstances or events existing or occurring on or before Closing.

     3.25 Warranties. Schedule 3.25 discloses and describes the terms of all express product warranties under which the Company may have liability after Closing. The Company's product warranty reserve as of July 31, 2002 is identified on Schedule 3.25.
Schedule 3.25 discloses the product warranty claims experience of the Company for the past 5 years.

     3.26  Employee Benefits.

           (a)Company Plans. Schedule 3.26(a) discloses all written and unwritten benefit Plans, whether or not funded and whether or not terminated, (i) maintained or sponsored by the Company, (ii) with respect to which the Company (or Seller with respect to the Company) has or may have

     Liability or is obligated to contribute, (iii) that otherwise covers any of the current or former employees of the Company or their beneficiaries, or (iv) as to which any current or former employees of the Company or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights (each, a "Company Plan").

           (b)Company Group Matters; Funding. Neither the Company, nor any corporation that may be aggregated with the Company under Sections 414(b), (c), (m) or (o) of the IRC (the "Company Group"), has any obligation to contribute to, or any direct or indirect Liability with respect to, any benefit plan of the type described in Sections 4064 of ERISA or Section 414(c) of the IRC. The Company does not have any Liability, and after Closing, the Company will not have any Liability, with respect to any benefit plan of any other member of the Company Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal liability or otherwise. No accumulated funding deficiency (as defined in Section 402 of ERISA and Section 412 of the IRC) exists nor has any funding waiver from the IRS been received or requested with respect to any Company Plan or Benefit Plan of any member of the Company Group. No excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the IRC or ERISA with respect to any Company Plan or Benefit Plan of any member of the Company Group.

           (c)Compliance. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in compliance with all applicable Legal Requirements and in compliance with the underlying or applicable plan document, trust agreement, insurance policy or other writing. No Company Plan is, or is proposed to be, under audit or investigation. No completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty. There are no actions or proceedings (other than routine claims for benefits) pending, threatened or anticipated with respect to the Company Plans.

           (d)Qualified Plans. Schedule 3.26(d) separately discloses each Company Plan that purports to be a qualified plan under Section 401(a) of the IRC and exempt from United States federal income tax under Section 501(a) of the IRC (a "Qualified Plan"). A determination letter (or opinion or notification letter, if applicable) has been received from the IRS that each Qualified Plan is qualified under Section 401(a) of the IRC and exempt from federal income tax under
     Section 501(a) of the IRC. No Qualified Plan has been amended since the date of the most recent IRS letter. No member of the Company Group, fiduciary of any Qualified Plan, or of any of the foregoing, has done anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

           (e)No Defined Benefit Plans. No Company Plan is a defined benefit plan within the meaning of Section 3(35) of ERISA (a "Defined Benefit Plan"). No Defined Benefit Plan sponsored or maintained by any member of the Company Group has been terminated or partially terminated during the past ten years, except as set forth on Schedule 3.26(e). Each Defined Benefit Plan identified as terminated on Schedule 3.26(e) has met the requirement for standard termination of single-employer plans contained in Section 4041(b) of ERISA. During the five-year period ending on Closing, no member of the Company Group has transferred a Defined Benefit Plan to a corporation that was not, at the time of transfer, related to the transferor in any manner described in Sections 414(b), (c), (m) or (o) of the IRC.

           (f)Multiemployer Plans. No Company Plan is a multiemployer plan within the meaning of Section 3(37) or
     Section 4001(a)(4) of ERISA (a "Multiemployer Plan"). No member of the Company Group has withdrawn from any Multiemployer Plan or incurred any withdrawal liability to or under any Multiemployer Plan. No Company Plan covers any employees of any member of the Company Group in any foreign country or territory.

     3.27 Disclosure. Sellers' representations, warranties, assurances, or statements in this Agreement and all statements in any document (including the Financial Statements and the Schedules), certificate, or other writing furnished or to be furnished by Sellers (or caused to be furnished by them) to
Purchaser or any of its representatives pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, to make the statements made not misleading.


                           ARTICLE IV
           REPRESENTATIONS AND WARRANTIES OF PURCHASER
           -------------------------------------------

     Purchaser represents and warrants to Sellers as follows:

     4.01 Organization and Authorization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets, and is duly qualified and in good standing in every state in which the conduct of its businesses or the ownership of its properties and assets requires it to be so qualified. Purchaser has the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly and validly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

     4.02 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated will (a) result in the breach, violation or contravention of, or constitute a default under, or conflict with, or give rise to a right of termination of, or accelerate any obligation under any of the provisions of (i) any agreement, lease, note, bond, debenture or other evidence of indebtedness or any mortgage, deed of trust, indenture or other instrument to which Purchaser is a party or by which any of them is bound or to which any of their assets is subject, (ii) any judgment, decree, order or award of any court, regulatory agency or other governmental body or arbitrator to which Purchaser or any of its assets is subject or by which Purchaser is bound or (iii) any statute, rule or regulation or other law applicable to Purchaser,
(b) result in the creation of any pledge, lien, encumbrance or security interest upon any of its assets, or (c) require the authorization, approval, consent or order of, or filing with, or other action by any court, regulatory agency or other governmental body.


                            ARTICLE V
                            COVENANTS
                            ---------

     5.01 Conduct of Business. Until the earlier of Closing or the termination of this Agreement, Sellers shall not cause the Company, without the prior written consent of Purchaser, to enter into any material contractual obligations or any other material transactions, or make any material commitments regarding the business, other than in the ordinary course of business. Sellers shall cause the Company to carry on its business diligently and substantially in the manner as heretofore conducted. By way of illustration and not in limitation of the foregoing:

           (a)The Assets shall be maintained in their present state or repair, ordinary wear and tear excepted, and Sellers shall use their best efforts to cause the Company to preserve and keep intact its business organization, to keep available the services of its employees and preserve for Purchaser the goodwill of its business and its relationships with its customers, suppliers and others with whom it has business relations. Sellers shall cause the Company to conduct its business only in the ordinary course.

           (b)Without the prior written consent of Purchaser, prior to Closing, Sellers shall not cause the Company to take any of the following actions:

               (i) Dispose of any Assets other than in the ordinary course of business consistent with past practice;

               (ii) Mortgage, pledge or subject to liens, security shares, or other encumbrances any Assets;

               (iii) Purchase or commit to purchase any Asset for a price exceeding $5,000;

               (iv) Amend or terminate any contract or other material agreement, including any employee benefit plan or any insurance policy in force on the date hereof;

               (v) Declare or pay any dividend, distribution or bonus; or

               (vi) Do any act, omit to do any act or permit any act within their control which will cause a breach of any representation, warranty or obligation contained in this Agreement or any obligations contained in any contract;

               (vii)   Increase  any  compensation  or  otherwise
           change  any  compensation arrangements with  officers,
           directors,   employees,   consultants,    agents    or
           representatives.

     5.02 Confidential Information. Each of Sellers (on their behalf and on behalf of the Company) and Purchaser will hold in strict confidence and not disclose to third parties any data and information obtained from the other parties, except (i) to its sources of financing, lawyers and accountants, (ii) as may be required by law and (iii) except for certain creditors of Seller who have executed confidentiality agreements satisfactory to Purchaser.

     5.03 Non-Competition and Non-Solicitation. For a period of five (5) years commencing upon Closing, Sellers shall not, directly or indirectly, jointly or severally, on either his or her own behalf or on behalf of or in conjunction with any other person or entity (i) solicit, divert or attempt to divert any person or entity that is a customer or supplier or a prospective customer or supplier of the Company from becoming a customer or supplier of Purchaser; (ii) manage, operate, control, participate in, invest in or be involved or connected with, in any way, as an officer, director, shareholder, employee, consultant, agent, representative, independent contractor, partner, creditor, or guarantor of any person or entity that directly or indirectly competes with Purchaser in the wholesale manufacturing of business forms in any metropolitan market in which the Company or Purchaser are then doing business or have customer relationships; or (iii) solicit or induce, or in any manner attempt to solicit or induce any employee, consultant, independent contractor, agent, representative or distributor of the Company to terminate his or its relationship with Purchaser.

     5.04 Brokerage Fees. Sellers shall indemnify Purchaser, its officers, directors and shareholders against any other fee or commission payable to any broker, agent or finder retained by Sellers in connection with the sale of the Assets to Purchaser. Purchaser shall indemnify Sellers against any fee or commission payable to any broker, agent or finder retained by Purchaser in connection with the purchase of the Assets by Purchaser.

     5.05 Exclusivity. Sellers agrees that until December 31, 2002, neither they nor the Company nor its officers, directors, shareholders, agents or representatives shall enter into any agreement, understanding, negotiation or discussion with any third party relating to the sale or other disposition of the capital stock or assets of the Company.

     5.06 Access and Information. Subsequent to the execution of this Agreement, Sellers shall cooperate fully with Purchaser, shall supply such information and data as Purchaser may request, including the books and records, and the tax returns and filings of the Company and shall permit Purchaser's auditors, legal counsel and other authorized representatives access at the Company's offices during regular business hours to inspect and investigate the Assets and the Company's records, business, Assets, operations and properties.

     5.07 Audit. If Purchaser determines that an audit of the financial statements of the Company is required prior to Closing, Sellers and Purchaser shall share that expense equally.

     5.08 Expenses. Except as provided in Section 5.07 or in this Section 5.08, Purchaser and Sellers agree that they will each bear and pay all costs and expenses incurred by them respecting the transactions contemplated herein and all investigations and proceedings in connection therewith, including, without limitation, fees and expenses of their respective counsel, accountants and advisors. In addition, it is expressly understood that Sellers will provide or cause to be provided, an updated appraisal of Sellers real and personal property, plant and equipment by an independent nationally recognized appraisal firm approved by Purchaser. Such appraisal costs to be paid equally by Sellers and Purchaser at Closing.


                           ARTICLE VI
              CONDITIONS TO PURCHASER'S OBLIGATIONS
              -------------------------------------

     6.01    Obligations  of  Purchaser.   The   obligations   of
Purchaser are subject to the satisfaction or waiver at Closing of each of the following conditions:

           (a)Representations and Warranties True at Closing. Sellers' representations and warranties contained in this Agreement shall be true in all material respects on and as of Closing with the same force and effect as though made on and as of such date; Sellers shall have complied in all material respects with its covenants and agreements in this Agreement on or before Closing; and Sellers shall have delivered to Purchaser a certificate dated as of Closing to all such effects.

           (b)Litigation. No suit, investigation, action or other proceeding shall be threatened or pending against Sellers before any court or governmental agency which (i) could result in the restraint or prohibition of Sellers, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated here or (ii) an order restricting the Company from conducting its business as now being conducted.

           (c)No Material Adverse Changes. The Company shall not have suffered any material adverse change in its businesses, prospects, financial condition, working capital, assets, liabilities (absolute, accrued, contingent, or otherwise) or operations.

           (d)Documents and Schedules Satisfactory. All schedules, stock certificates, stock transfer powers and other documents delivered by Sellers to Purchaser at Closing will be in form and substance satisfactory to Purchaser and its counsel.

           (e)Required Governmental Approvals. All governmental authorizations, consents, and approvals necessary to consummate the transactions contemplated herein shall have been obtained by Sellers and shall be in full force and effect.

           (f)Other  Necessary  Consents.   Sellers  shall   have
     obtained all other consents and approvals necessary to consummate the transactions contemplated herein.

           (g)Release of Liens.  At Closing, the Assets  and  the
     Stock shall not be subject to any liens, adverse claims, encumbrances or security interests.

           (h)Employment  Agreements.   The  Company  shall  have
     executed and delivered employment agreements with each of Sellers on terms and conditions satisfactory to Sellers and Purchaser.

           (i)Due     Diligence.     Purchaser     shall     have
     satisfactorily  completed its due diligence of  the  Company
     and   its  business,  Assets,  operations,  properties   and
     prospects.

           (j)Opinion of Sellers' Counsel.  Purchaser shall  have
     received the opinion of Sellers' counsel, which shall be  in
     form  and  substance  satisfactory  to  Purchaser  and   its
     counsel.

           (k)Cancellation  of  Preferred  Stock.   All  of   the
     Company's issued preferred stock, whether held in treasury or otherwise, shall have been cancelled.

           (l)Title Policy and Survey. The Company shall have delivered to Purchaser current title policies and surveys covering all of the Company's real estate, which shall be satisfactory in all respects to Purchaser.


                           ARTICLE VII
               CONDITIONS TO SELLERS' OBLIGATIONS
               ----------------------------------

     7.01 Obligations of Sellers. The obligations of Sellers are subject to the satisfaction or waiver at Closing of each of the following conditions:

           (a)Representations and Warranties True at Closing. Purchaser's representations and warranties contained in this Agreement shall be true in all material respects on and as of Closing with the same force and effect as though made on and as of such date; Purchaser will have complied in all material respects with its covenants and agreements in this Agreement on or before Closing; and Purchaser shall have delivered to Sellers a certificate dated as of Closing signed by an authorized officer to all such effects.

           (b)Litigation. No suit, investigation, action or other proceeding shall be overtly threatened or pending against Purchaser before any court or governmental agency which (i) could result in the restraint or prohibition of Purchaser, or the obtaining of damages or other relief from any such party, in connection with this Agreement or the consummation of the transactions contemplated here or (ii) an order restricting Purchaser from conducting its business as now being conducted.

           (c)Employment  Agreements.   The  Company  shall  have
     executed and delivered employment agreements with each of Sellers on terms and conditions satisfactory to Sellers and Purchaser.


                          ARTICLE VIII
                  TERMINATION PRIOR TO CLOSING
                  ----------------------------

     8.01 Termination of Agreement. This Agreement may be terminated at any time prior to Closing:

           (a)By the mutual written consent of the parties;

           (b)By  Sellers  in  writing,  without  liability,   if
     Purchaser (i) fails to perform in any material respect any act required at Closing, or (ii) materially breaches any covenant in this Agreement;

           (c)By Purchaser in writing, without liability, if Sellers (i) fail to perform in any material respect any act required on or prior to Closing, or (ii) materially breach any of their representation, warranty, or covenant in this Agreement; or

           (d)By any party in writing, without liability, if any court or governmental or regulatory agency order, writ, injunction, or decree prohibits or restrains any party from consummating the transactions contemplated here.

     8.02 Termination of Obligations. Termination of this Agreement pursuant to this article will terminate all of the parties' obligations, except for the obligations under Sections 5.02, 5.04, 5.05, 5.07 and 5.08 hereof. However, termination pursuant to Sections 8.01(b) or (c) hereof will not relieve a defaulting or breaching party from any liability to any other party. Within fifteen (15) days after this Agreement is terminated, each party will, upon written request from any other party, return all documents and copies previously delivered to it or made in connection with this Agreement.


                           ARTICLE IX
 SURVIVAL OF REPRESENTATIONS AND WARRANTIES AND INDEMNIFICATION
 --------------------------------------------------------------

     9.01 Survival of Representations and Warranties. All representations, warranties, covenants, and agreements made or to be performed by Sellers or Purchaser pursuant to this Agreement will survive the execution and delivery hereof and Closing hereunder, and will thereafter terminate and expire (a) on the date which is two (2) fiscal years of Purchaser after Closing, with respect to any "General Claim" (as herein defined) which has not occurred or arisen on or before such date, and (b) with respect to any "Tax Claim" (as herein defined), on the later of
(i) ninety (90) days after the date upon which the liability to which any such Tax Claim may relate is barred by all applicable statutes of limitation, and (ii) ninety (90) days after the date upon which any claim for refund or credit related to such Tax Claim is barred by all applicable statutes of limitation. With respect to any "Environmental Claim," such representations, warranties, covenants and agreements will survive until ninety
(90) days after the date upon which the liability to which such Environmental Claims is barred by the applicable statute of limitations. With respect to a Corporate Stock Claim, or the date upon which the liability as to any Corporate Stock Claim is barred by the applicable statute of limitations. As used in this Agreement, the following terms have the following meanings:

           (a)"General Claim" means any claim based upon, arising out of or otherwise related to any material inaccuracy in any representation or warranty or any breach of any covenant or agreement made by Sellers in or pursuant to this Agreement, other than a Tax Claim, an Environmental Claim or a Corporate Stock Claim.

           (b)"Tax Claim" means any claim based upon, arising out of or otherwise related to any material inaccuracy in any representation or warranty or any breach of any covenant or agreement made or to be performed by Sellers pursuant to this Agreement and related to any federal, state, or local taxes of any kind or description; or any claim related to of any taxes (including interest and penalties relating thereto) now or hereafter due and relating to the business of Sellers or the Assets prior to Closing.

           (c)"Environmental Claim" means any claim based on, arising out of or otherwise related to any matters disclosed by Sellers on Schedule 9.01(c) or any material inaccuracy in any representation or warranty of Sellers related to environmental matters contained herein.

           (d)"Corporate Stock Claim" means any claim based upon, or arising out of or otherwise related to any material inaccuracy in any representation or warranty of Sellers related to Section 3.02 or 3.03.

     9.02 Obligations of Sellers. Sellers agree, jointly and severally, to indemnify, defend and hold Purchaser (and each of its shareholders, directors, officers, employees, affiliates and assigns) harmless from and against all losses, costs, deficiencies, damages, consequential damages (including, but not limited to, interruptions of business and costs of remedial actions), fines, penalties and liabilities incurred, and all expenses (including, but not limited to reasonable attorneys' fees) arising out of or otherwise related to any General Claim, Tax Claim, Corporate Stock Claim or any Environmental Claim (collectively, "Losses," and individually, a "Loss"), net of any insurance recovery actually received relating to such Loss.

     9.03 Obligations of Purchaser. Purchaser agrees to indemnify, defend and hold Sellers harmless from and against all losses, costs, deficiencies, damages, fines, penalties and liabilities incurred, and all expenses (including, but not limited to reasonable attorneys' fees) arising out of or otherwise related to any General Claim (collectively, "Losses," and individually, a "Loss"), net of any insurance recovery actually received relating to such Loss.

     9.04   Notice of Loss or Asserted Liability.  Promptly after
(a) becoming aware of circumstances that have resulted in a Loss for which any party hereto (the "Indemnitee") intends to seek indemnification under Sections 9.02 and 9.03 hereof or (b) receipt by the Indemnitee of written notice of any demand, claim or circumstances which, with or without the lapse of time, the giving of notice or both, would give rise to a claim or the commencement (or threatened commencement) of any action, proceeding or investigation (an "Asserted Liability") that may result in a Loss, the Indemnitee will give notice thereof to any other party (or parties) obligated to provide indemnification pursuant to Sections 9.02 and 9.03 hereof (the "Indemnifying Party"). The failure of an Indemnitee to give any notice required by this Section shall not affect any of such party's rights under this Section or otherwise, except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

     9.05 Third Party Claims. The Indemnitee shall have the right to conduct and control, through counsel of its choosing, the defense of any third-party claim, action or suit and to compromise or settle any third-party claim, action or suit. The Indemnitee may permit the Indemnifying Party to participate in the defense of any such claim, action or suit (except those involving Tax Claims, Environmental Claims and Corporate Stock Claims) through counsel chosen by the Indemnifying Party, so long as the fees and expenses of that counsel are borne by the Indemnifying Party. If the Indemnitee permits the Indemnifying Party to undertake, conduct and control the conduct and settlement of such claim, action or suit: (i) the Indemnifying Party shall not permit any encumbrance to exist upon any Asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that includes equitable relief and does not include as an unconditional term of the settlement the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; (iii) the Indemnifying Party shall permit the Indemnitee to participate in such conduct or settlement through counsel acceptable to the Indemnitee; and (iv) the Indemnifying Party shall agree promptly to reimburse the Indemnitee for the full amount of any damages, including fees and expenses of counsel for the Indemnitee.

     9.06 Disputes with Customers or Suppliers. Notwithstanding any other provision to the contrary, in the case of any Asserted Liability by any supplier or customer of Sellers in connection with which Purchaser makes a claim for indemnification hereunder, Purchaser shall give a claims notice with respect thereto and shall have the exclusive right, at Purchaser's option, to defend any such matter, at Sellers' expense.

     9.07 Release of Escrow Fund to Purchaser. The deposit of the Escrow Fund is made to facilitate payments to Purchaser on account of the indemnification obligations of Sellers pursuant to
Section 9.02 hereof. If, from time to time and at any time on or after Closing, Purchaser notifies the Escrow Agent and Sellers in writing (the "Purchaser's Notice") that Purchaser has received notice from a third party of a claim for Losses for which Sellers have provided indemnification to Purchaser hereunder, and Purchaser intends to pay all or any portion of any such Losses, or that Purchaser has otherwise incurred Losses for which Sellers have provided indemnification to Purchaser hereunder, the Escrow Agent shall administer such claim in the manner provided in the Escrow Agreement.

     9.08 Return of Escrow Fund to Sellers. On the Expiration Date (as defined in the Escrow Agreement), the Escrow Agent shall disburse to each Seller his or her pro rata share of any amount (including accrued and undistributed interest thereon) in the Escrow Fund, less any offsets for Claimed Funds as provided in the Escrow Agreement. Such pro rata share shall be determined based upon the pro rata share of the Purchase Price received by such Seller pursuant to Section 1.02 of this Agreement. The right to return of any portion of the Escrow Fund shall be subordinate and junior to the rights of Purchaser pursuant to the Escrow Agreement, and if Purchaser's Notice has been given, Purchaser shall have the right to have such claim resolved prior to distribution of such amount to Sellers.

     9.09 Waiver and Release. Each Seller hereby agrees that he or she waives and releases any claim, and will not make any claim against the Company by reason of the fact that he or she was a director, officer, shareholder, employee, or agent of the Company or was serving at the request of the Company as a partner, trustee, director, officer, shareholder, employee, or agent of another entity.

     9.10  Remedies Not Exclusive.  The remedies provided in this
Section 9 shall not be exclusive of any other rights or remedies available by one Party against the other, either at law or in equity.


                            ARTICLE X
                CONDITIONS SUBSEQUENT TO CLOSING
                --------------------------------

     10.01   Obligations  of  Purchaser.   The   obligations   of
Purchaser are subject to the satisfaction or waiver of the following conditions subsequent, and, if not satisfied or waived, this Agreement shall have no force or effect.

           (a)On or before five (5) days after Closing, Sellers will furnish Purchaser three (3) surveys of all the Real Property (the "Surveys") prepared by Don Fleury & Associates (the "Surveyor"). The Surveys shall each: (i) show all rights of access (ingress and egress) to and from the Real Property; (ii) show all dedicated public rights-of-way adjacent to the Real Property and a certification that such rights-of-way are contiguous to the Real Property; (iii) show all encroachments, if any, encumbering the Real Property and all encroachments, if any, of the Real Property on property belonging to others; (iv) show all easements (recorded or visible on the ground) encumbering or benefiting the Real Property, identifying same by the recorded document number, if appropriate; (v) include a certification by the Surveyor to Purchaser that the Real Property does not lie in an area designated as a special flood hazard area as shown on the most recent F.E.M.A. Map covering the Real Property; (vi) show all improvements located on the Real Property, and all setback requirements affecting the Real Property, whether such setback requirements are established by municipal ordinance, restrictive covenants encumbering the Real Property, or otherwise; (vii) show where all utilities abut the perimeter of the Real Property; (viii) contain a certification of the survey results dated not earlier than the Effective Date hereof and certified to Purchaser, Sellers, Title Company, and Title Insurer, including a certification of the total area of the Real Property; and (ix) be sufficient for Title Company to delete all exceptions relating to the existence of a survey, except "shortages in area" and matters disclosed thereon. The Survey shall comply with the State Surveyors Association standards and specifications for a Category 1A, Condition II survey.

           (b)On or before seven (7) days after Closing, Sellers shall furnish to Purchaser Revised Commitments For Title Insurance issued by the Cherokee County Abstract Company or another title company acceptable to Purchaser ("Title Company"), as issuing agent on behalf of First American Title Insurance Company of Kansas or another title insurer acceptable to Purchaser ("Title Insurer"), for Commitment No. T-11184, Commitment No. T-11184-A, and Commitment No. T-11184-B, covering the three (3) non-contiguous real properties owned by the Company, binding Title Insurer to issue three (3) Owner's Policies of Title Insurance on the standard form of policy prescribed by the Department of Insurance, in the full amount of $1,000,000.00, $25,000.00 and $381,000.00, respectively (the "Title Commitment"), with copies of all title exception instruments referenced therein. The followings items shall be removed from the Title Commitments:

               (i) Title Commitment Number T-11184 - Schedule B items 2(c), 8, 9, 10, 11, 13 and 14.

               (ii)  Title Commitment Number T-11184-A - Schedule
           B items 4 and 5.

               (iii) Title Commitment Number T-11184-B - Schedule
           B items 2(c), 4, 6, 8 and 10.

           (c)On or before the tenth (10th) day following its receipt of the Title Commitments and the Surveys, Purchaser shall notify Sellers in writing of Purchaser's objections to any matters reflected in the Title Commitments or the Surveys. If Purchaser does not timely notify Sellers of objections, Purchaser shall be deemed to have rejected the title to the Real Property as reflected in the Title Commitments and by the Surveys. If Purchaser does timely notify Sellers of objections, Sellers shall have a period of five (5) days from the date of Sellers' receipt of Purchaser's written objections to attempt to remove or cure Purchaser's objections (the "Curative Period"), and prior to the termination of the Curative Period, Sellers shall either provide Purchaser written notice (i) of such cure, or (ii) that Sellers are unwilling to cure all such objections. If Sellers are unable or unwilling to remove or cure Purchaser's objections before the end of the Curative Period, this Agreement shall automatically terminate without further required action by either party, unless Purchaser notifies Sellers in writing on or prior to 5:00 p.m., Dallas, Texas time, on the last day of the Curative Period that Purchaser has waived Purchaser's objections.

           (d)On or before January 3, 2003, Title Company shall issue to Purchaser and the Company the three (3) Owner's Policies of Title Insurance referenced in clause (b) above, containing such terms, provisions and exclusions acceptable to Purchaser in its sole discretion.

     10.02 Obligations of Purchaser and Sellers. The obligations of Purchaser and Sellers are subject to the satisfaction or waiver of the following conditions subsequent, and, if not satisfied or waived, this Agreement shall have no force or effect.

           (a)Payment  of  Excluded  Liabilities.   The   Company
     shall  pay  all  of the Excluded Liabilities  set  forth  on
     Schedule 1.02 on or before January 3, 2003.


                           ARTICLE XI
                          MISCELLANEOUS
                          -------------

     11.01 Entire Agreement. This Agreement constitutes the sole understanding of the parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the parties hereto. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar).

     11.02 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of the other party, neither party may assign its rights, duties, or obligations hereunder or any part hereof to any other person or entity.

     11.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original and all of which will constitute the same instrument.

     11.04 Headings.  The headings of the Articles, Sections  and
Schedules of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

     11.05 Knowledge.  As used in this Agreement, "knowledge" and
"to the knowledge of" means actual, imputed or constructive knowledge of a Party.

     11.06 Stock Transfer Taxes. Any stock transfer tax or sales or other tax due or to become due as a result of the consummation of the transactions contemplated hereby shall be borne solely by, and paid to the appropriate taxing authorities by Sellers.

     11.07 Notices. Any notice, request, instruction, or other document to be given must be in writing and delivered personally or sent by certified mail or by United States Express Mail, postage or fees prepaid, or by Federal Express as follows:

          If to Sellers to:    James W. Amyx
                               9000 Nix Road
                               Tolar, Texas  76476

                               Kimberly K. Brown
                               5248 SE Hwy. 160
                               Columbus, Kansas  66725

          with a copy to:      Timothy L. Fielder, Esq.
                               110 East Forest Street
                               P. O. Box 99
                               Girard, Kansas 66743
                               Facsimile:  (620) 724-4420

          If to Purchaser to:  Ennis Business Forms, Inc.
                               1510 N. Hampton, Suite 300
                               DeSoto, Texas  75115
                               Attn:  Keith S. Walters
                               Chairman, President & CEO
                               Facsimile:  (800) 579-4271

          with a copy to:      Kirkpatrick & Lockhart LLP
                               2828 N. Harwood St., Suite 1800
                               Dallas, Texas  75201
                               Attn:  Norman R. Miller, Esq.
                               Facsimile:  (214) 939-4949

Any notice delivered personally in the manner provided here will be deemed given to the party to whom it is directed upon the party's (or its agent's) actual receipt. Any notice addressed and mailed in the manner provided here will be deemed given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth (4th) business day after the day it is placed in the mail or, if earlier, the time of actual receipt.

     11.08 Public Disclosure. Sellers shall not issue any press release or make other public statement or disclosure concerning the transaction contemplated hereby, without the consent of Purchaser as to the content and the manner of presentation and publication thereof.

     11.09 Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Texas, without regard to its conflict of laws principles, and exclusive jurisdiction and venue shall be in the federal or state courts of Dallas County, Texas.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date hereof.


                              SELLERS:



                              /s/James W. Amyx
                              ----------------------------------
                              James W. Amyx



                              /s/Kimberly K. Brown
                              ----------------------------------
                              Kimberly K. Brown




                              PURCHASER:

                              ENNIS BUSINESS FORMS, INC.,
                              a Texas corporation



                              By:  /s/Keith S. Walters
                                   -----------------------------
                                   Keith S. Walters
                                   Chairman, President and CEO